Exhibit 99.1

N E W S
Cimarex Energy Co. 1700 Lincoln Street, Suite 1800 Denver, CO 80203 Phone: (303) 295-3995

Cimarex Announces Third-Quarter Production Volumes and Provides Operations Update

DENVER, October 20, 2008 - Cimarex Energy Co. (NYSE: XEC) today announced that third-quarter 2008 oil and gas production volumes averaged 484.9 million cubic feet equivalent per day (MMcfe/d), up 8% from the third-quarter 2007 average of 448.5 MMcfe/d. Hurricane’s Gustav and Ike reduced third-quarter 2008 daily production by approximately 15 MMcfe/d.

Third-quarter 2008 oil production grew 10% over last year’s third-quarter to an average of 22,607 barrels per day. Gas production in the latest quarter averaged 349.3 million cubic feet per day (MMcf/d), an increase of 7% from the third-quarter 2007 average of 325.2 MMcf/d.

Third-quarter 2008 realized prices are expected to be in the range of $9.70 to $9.80 per thousand cubic feet of gas and $114 to $115 per barrel of oil. Oil and gas prices at the end of the third-quarter fell sharply.

Because of the $3.00-$4.00 per Mcf quarter-end spot gas price in the Mid-Continent and Permian Basin, the Company’s preliminary analysis has determined that the proved properties book-value exceeds the full cost ceiling limit(1) by $600 - $700 million before tax ($378 - $441 million after tax). If gas prices do not increase, Cimarex will take this non-cash charge to earnings in its third-quarter 2008 results.

Cimarex will release its third-quarter 2008 financial results on Tuesday, November 4, 2008, before the market opens.

Exploration and Development Activity
Cimarex drilled 376 gross (232 net) wells during the nine months ended September 30, 2008, completing 95% as producers. Exploration and development (E&D) capital investment for the first-three quarters of 2008 totaled approximately $1.1 billion. Full-year 2008 E&D capital investment is projected to be approximately $1.4 billion. As a result of lower gas prices in the Mid-Continent and Permian Basin, Cimarex expects to drop its operated rig count from a third-quarter high of 42 to 30 by the middle of the fourth quarter.

Mid-Continent
Cimarex drilled 214 gross (115 net) wells in the first three quarters of 2008, completing 98% as producers. Third-quarter 2008 Mid-Continent production averaged 231.6 MMcfe/d, an increase of 19% over third-quarter 2007.

Texas Panhandle, Granite Wash drilling totaled 101 gross (72 net) wells with 100% completed as producers. Notable wells commencing production in the third quarter include Killebrew 215-3 (47% working interest) at 2.8 MMcfe/d, Hobart Ranch 29-68 (100% working interest) at 2.5 MMcfe/d and the Hobart Ranch 19-69 (100% working interest) at 2.2 MMcfe/d.

Western Oklahoma, Anadarko Basin drilling totaled 65 gross (17 net) wells with 95% being completed as producers. A significant portion of the drilling occurred in the Anadarko-Woodford Shale where Cimarex participated in a total of 18 gross (8 net) wells. Eight additional wells are currently drilling of which five are operated by Cimarex. Thirty-day average initial production rates on Cimarex’s Anadarko-Woodford wells with 4,000 foot laterals have averaged 5.0 MMcf/d.

Cimarex, as announced has entered into an agreement to acquire 38,000 net Woodford Shale acres in the Anadarko Basin of western Oklahoma for $180 million. The acreage is located in Blaine and Canadian counties, with 88% held by production and an average net revenue interest of 84%. Cimarex intends to fund the acquisition with cash. As of September 30, 2008, Cimarex had over $200 million of cash and $500 million available under its undrawn bank-credit facility. After completing this transaction Cimarex will have 88,000 net Anadarko-Woodford acres.

As a result of current low gas prices, Cimarex is dropping its operated Mid-Continent rig count to 13, including three in the Texas Panhandle and ten in Oklahoma. The reduction is primarily in the Texas Panhandle where the rig count is being reduced from eight rigs.

Permian Basin
Permian Basin drilling for the first nine months of 2008 totaled 131 gross (97 net) wells, 97% of which were completed as producers.  Third-quarter 2008 Permian Basin production averaged 165.4 MMcfe/d, a 14% increase over the third quarter of 2007. Oil production reached another record high of 13,078 barrels per day, 37% greater than the third quarter of 2007. Increased oil production is a result of successful horizontal drilling programs in southeast New Mexico and West Texas.

Southeast New Mexico drilling, mainly targeting the Morrow, Abo and Wolfcamp formations, totaled 64 gross (48 net) wells with 94% being completed as producers. Recent horizontal Wolfcamp and Abo wells brought on production include the Crow Flats Fed 16 4H (62% working interest) at 534 barrels oil equivalent per day (BOE/d), Enterprise 11 State 1H (87% working interest) at 235 BOE/d and the Midway 17 Fed 1H (100% working interest) at 205 BOE/d. The Juno 27 Fed 2 (55% working interest) a Morrow well commenced production this quarter averaging 3.5 MMcfe/d.

A total of 66 gross (49 net) wells were drilled in West Texas, of which 100% were completed as producers. Third Bone Spring horizontal oil drilling totaled 19 gross (17 net) wells. Recent Bone Spring wells brought on production include the U Tex 82686 1H (50% working interest) at 510 BOE/d, Howard 33-22 3H (88% working interest) at 450 BOE/d and the Big Valley 6-20 1H (88% working interest) at 340 BOE/d.

Cimarex expects to drop six operated rigs drilling gas projects in the Permian Basin bringing the rig count to 13, including five in southeast New Mexico and eight in West Texas.

Gulf Coast/Gulf of Mexico
Cimarex drilled 26 gross (20 net) Gulf Coast wells in the first nine months of 2008, completing 58% as producers. Third-quarter 2008 Gulf Coast production volumes averaged 71.3 MMcfe/d, a 6% increase over third-quarter 2007. Offshore production volumes averaged 12.4 MMcfe/d, as compared to 32.6 MMcfe/d in the third quarter of 2007. Lower offshore production is a result of an inactive drilling program, natural reservoir depletion, deferred production from hurricanes and the December 2007 sale of operated Main Pass properties.

South Texas, Yegua/Cook Mountain drilling totaled 16 gross (13 net) wells with a 56% success rate. Wells recently commencing production include the George Foundation 2 (88% working interest) at 9.1 MMcfe/d, the Black Stone Thompson 1 (70% working interest) at 8.9 MMcfe/d, and the Jack Knife 2 (70% working interest) at 3.9 MMcfe/d.

Cimarex currently has three operated rigs drilling onshore Gulf Coast, of which two are drilling South Texas, Yegua/Cook Mountain prospects.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com

_____________________
(1)
At each quarter-end, a full cost pool impairment evaluation is made that compares the after-tax present value of estimated future proved reserves (“full cost ceiling limit”) to the proved properties net book-value. If the proved properties net book-value exceeds the full cost ceiling limit, a write-down of the excess must be charged to expense.